Press Release

American International Industries Inc. Subsidiary Unlimited Coatings Acquires Controlling Equity Interest in Hammonds Technical Services Inc.

1. WATER AND TREATMENT FOR MUNICIPAL AND INDUSTRIAL USE

The production and treatment of municipal and industrial water continues to gain attention as our nation's demand for clean, safe water grows. Hammonds' proprietary solid disinfection technology has been a major alternative to gaseous chlorine used in every phase of water treatment. Municipal drinking water, food processing and industrial waste treatment presents unlimited growth potential for Hammonds' water treatment patents. Hammonds will distribute 1.2 million pounds of calcium hypochlorite for municipal disinfection through its network of equipment distributors and food processing customers in 2005.

2. FUEL HANDLING EQUIPMENT, INDUSTRIAL UTILITY VEHICLES

The design and manufacture of fluid handling equipment and industrial utility vehicles. Hammonds' fluid powered additive systems helped pave the way for a single battlefield fuel by supplying both distribution and tactical additive injectors to all branches of the United States military. Hammonds continues to dominate military additive injection through sole source supply of equipment for long-term contracts as our militaries evolve their fuel handling technology.

3. ADDITIVE INJECTION FUELS

The industry standard for additive injection of general and commercial aviation fuels. Hammonds truck mounted injectors are the technology of choice for major U.S. marketers of jet fuel in providing custom blending at the end of the hose for not only jet fuel, but a wide range of products including diesel, LPGN (propane), home heating oil, and bio-diesel. In January of 2005, Hammonds began a long-term program to install dye injection systems in over eight hundred Canadian and U.S. stationary and truck mounted diesel delivery installations and in addition to equipment, Hammonds fuel additive division produces and markets motor and aviation fuel additives with Biobor JF as its primary product serving the aviation, stand-by power and marine fuel markets. While Biobor JF is one of only two biocides approved for use in aviation fuels; it has been tested and approved as a preservative for manufactured wood products such as engineered trusses, windows and sheet building materials. The expanding use of these manufactured wood products promises a new expanded market for Biobor JF since products such as arsenic have been removed from the list of approved wood preservatives.

4. MULTI DESIGN PATENTS

An exclusive assignment of multiple design patents, Hammonds will begin production in March of 2005 of an entirely new class of industrial utility vehicles called the "Omni Directional Vehicle." This revolutionary concept rewrites the standards for utility vehicle safety and performance. Forklifts, freight terminal tractors, security vehicles, industrial highway mowers and a full range of aviation ground handling vehicles are dramatically enhanced from this patented design. In addition to producing several "ODV" products at its new plant in Conroe, Texas, Hammonds will enter into license agreements with several major manufacturers to produce a range of vehicles based on "ODV" patents. For additional information please visit our Web site www.hammondscos.com

"Innovation, Pure and Simple" is a registered trademark of Hammonds Technical Services Inc. The visionary spirit of UCCD brings new energy to a diverse mix of industry standard products, which promise to deliver exceptional growth and profits through this dynamic partnership. Mr. Carl Hammonds, president, stated that he expects the company to generate revenues in excess of $7,000,000 (seven million dollars) and becoming profitable during the next twelve months period. Mr. Hammonds is currently negotiating for royalty payments with some of the major manufacturers of these products.

UCCD will be changing its name to International American Technologies Inc. to reflect the new business direction of the company. The consideration paid by UCCD will be a combination of cash and restricted shares of American International Industries Inc. (valued at $10.00 per share). In addition, AMIN will provide Hammonds with certain lines of credit to improve Hammonds working capital.

Carl Hammonds is a native Houstonian and founded Hammonds Technical Services with a vision to change the way aviation fuels were blended and distributed. Building on a career in fluid handling and power transmission, he uses his experience managing several Houston companies to innovate products that answer specific market needs. Holder of sixteen awarded and pending United States patents, Hammonds' philosophy is to change industry trends. His designs in fuel and water treatment have become industry standards and are sold in all major international markets.

Mr. Hammonds' fascination for designing and manufacturing equipment led him to his current position as founder and president of Hammonds Technical Services Inc. Mr. Hammonds resides in Humble, a suburb of Houston, with his wife, Glynda.

Mr. Dror, chairman and CEO of American International Industries Inc., stated, "We greatly believed in the potential of Hammonds Technology; we will assist them to maximize their full potential."

American International Industries Inc. is a growing diversified holding company (similar to the GE, Tyco and Berkshire Hathaway business models), with interest in Industry, Finance, Real Estate and Oil & Gas. AMIN intends to pursue potential acquisitions using its financial resources and management to grow acquired businesses, improve access to capital and achieve economies of scale, in order to improve revenues, operations and profitability. Periodically as opportunities present themselves, we may sell or merge the subsidiaries in order to bring value to the holding company and our shareholders.

Private Securities Litigation Reform Act Safe Harbor Statement:

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued acceptance of the Company's products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.

Contact:

     American International Industries Inc., Kemah
     Investor Relations:
     Rebekah Ruthstrom, 281-334-9479